FOR IMMEDIATE RELEASE
March 6, 2014
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SEVENTH CONSECUTIVE YEAR OF RECORD EARNINGS

•	Net income increased to $32.8 million, or $3.39 per share

•	Growth in the natural gas businesses generated $5.5 million in additional gross margin

•	Acquisitions completed in 2013 generated a positive contribution to earnings

•	Colder temperatures added $3.4 million to gross margin

•	Higher propane margins produced $3.2 million in additional gross margin

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for both the year and the fourth quarter ended December 31, 2013. The Company's net income for the year ended December 31, 2013 was $32.8 million, or $3.39 per share. This represents an increase of $3.9 million, or $0.40 per share, compared to 2012.

For the fourth quarter of 2013, the Company reported net income of $9.7 million, or $1.00 per share. This represents a decrease of $174,000, or $0.02 per share, compared to the same quarter in 2012.

“I am pleased to report that 2013 was the seventh consecutive year of record earnings for the Company," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "Our employees continue to work tirelessly to transform opportunities into profitable growth for the Company, including increased natural gas service for existing customers, new service to residential, commercial and industrial customers and several acquisitions that have further expanded our service offerings and footprint. All of these factors continued to drive our growth in 2013 and position our Company for continued growth in the future," Mr. McMasters noted.

"The combination of growth from our service expansions and acquisitions, weather that was closer to normal and our propane operations' strong performance generated significantly improved financial results. We are continuing our efforts to provide excellent service to our customers and communities while seeking out and transforming opportunities into profitable growth. Toward that end, we made significant investments in 2013 in resources that have already strengthened our capabilities company-wide to identify, screen and develop new opportunities within and beyond our existing geographical and energy footprints," Mr. McMasters continued.

"The combination of our employees' continued efforts, increased organizational capabilities and unwavering commitment to deliver increased shareholder value have set the stage for 2014 to be another successful year," Mr. McMasters added.

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A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

Operating Results for the Year Ended December 31, 2013 and 2012

The Company reported operating income of $62.7 million for 2013, an increase of $6.1 million over the prior year. Gross margin increased by $20.3 million, which was partially offset by an increase of $14.2 million in other operating expenses. Acquisitions completed in 2013 contributed $6.4 million and $5.3 million of gross margin and other operating expenses, respectively, to the 2013 operating results. The remaining increase in gross margin was due primarily to: (a) $3.7 million in natural gas service expansions; (b) $3.4 million from more normal seasonal temperatures on the Delmarva Peninsula in 2013; (c) $3.2 million in higher propane margins; and (d) $1.8 million in other natural gas growth. The remaining increase in other operating expenses was due primarily to: (a) $2.4 million in higher payroll and benefits cost to support recent growth and expand the Company's capabilities for future growth; (b) $2.0 million in increased incentive bonuses as a result of the Company's 2013 financial performance and broader participation, which was extended during 2013 to cover substantially all employees; and (c) $1.6 million in increased depreciation and property tax costs associated with new capital investments.

Regulated Energy

Operating income for the regulated energy segment increased by $3.1 million to $50.1 million for 2013, compared to 2012. An increase in gross margin of $11.0 million was partially offset by an increase in other operating expenses of $7.9 million. The significant components of the gross margin increase included:

•	$4.4 million generated by Sandpiper Energy, Inc. ("Sandpiper") after the acquisition of the operating assets of Eastern Shore Gas Company and its affiliates ("ESG") in late May 2013;

•	$3.7 million due to natural gas service expansions initiated in 2012 and 2013;

•	$1.8 million in other natural gas growth due to increases in the number of residential, commercial and industrial customers served on the Delmarva Peninsula and in Florida; and

•	$413,000 as a result of increased consumption by natural gas customers, due primarily to temperatures in 2013 on the Delmarva Peninsula returning to more normal levels.

The increase in other operating expenses was due primarily to: (a) $3.1 million in other operating expenses associated with Sandpiper's operations; (b) $1.7 million in higher payroll and benefits costs to support recent growth and expand the Company's capabilities for future growth; (c) $1.3 million of increased incentive bonuses as a result of broader participation in the bonus program, which was extended during 2013 to cover substantially all employees, and the strong financial performance in 2013; (d) $1.4 million in higher depreciation, amortization, asset removal costs and property taxes associated with capital expenditures to support growth and maintain system integrity; (e) a one-time sales tax of $726,000 expensed by Sandpiper related to the acquisition in May 2013; and (f) $342,000 in increased bad debt expense. These increases were partially offset by a $1.5 million recovery of previously expensed litigation costs related to the Company's franchise in the City of Marianna, Florida

Unregulated Energy

Operating income for the unregulated energy segment increased by $4.0 million to $12.4 million for 2013, compared to 2012. An increase in gross margin of $9.5 million was partially offset by an increase in other operating expenses of $5.5 million. The significant components of the gross margin increase included:

•
$3.2 million in higher retail propane margins as the execution of the Company's propane supply plan on the Delmarva Peninsula resulted in a decrease in the average cost of propane inventory during 2013 despite an increase in average wholesale prices in local markets;

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•
$2.9 million in higher propane sales due primarily to temperatures on the Delmarva Peninsula returning to more normal levels and, therefore, resulting in higher consumption by propane customers, compared to the prior year;

•	$2.0 million in additional gross margin generated from acquisitions completed in 2013; and

•
$1.1 million in lower gross margin generated by Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as lower volatility in wholesale propane prices resulted in lower profit on trading activity during the first nine months of the year.

The increase in other operating expenses was due primarily to: (a) $2.2 million in additional expenses associated with serving newly acquired customers, (b) an accrual of $990,000 as a contingency for taxes other than income, and (c) increased incentive bonuses of $706,000 as a result of the strong financial performance in 2013.

Other

The “other” segment, which consists primarily of BravePoint, Inc ("BravePoint"), the Company's advanced information services subsidiary, reported operating income of $297,000 for 2013, compared to $1.3 million in 2012. Gross margin decreased slightly to $8.3 million for 2013 from $8.4 million in 2012. Other operating expenses increased by $835,000 to $8.0 million in 2013, due primarily to BravePoint's higher payroll and related costs.

Operating Results for the Quarters Ended December 31, 2013 and 2012

The Company’s operating income for the quarter ended December 31, 2013 was $18.3 million, a decrease of $231,000, compared to the same quarter in 2012. Gross margin increased by $5.6 million in the fourth quarter of 2013, compared to the same quarter in 2012, $2.7 million of which was related to gross margin generated by acquisitions completed in 2013. Natural gas growth generated $1.5 million of additional gross margin. Other operating expenses increased by $5.8 million in the fourth quarter of 2013, compared to the same quarter in 2012. Included in other operating expenses in the fourth quarter of 2013 was $2.1 million of additional operating expenses related to acquisitions completed earlier in the year as well as the increased costs associated with new capital investments and increased resources to support recent growth and expand the Company's capabilities for future growth.

Regulated Energy

Operating income for the regulated energy segment increased by $68,000 to $13.9 million for the fourth quarter of 2013, compared to the same quarter in 2012. An increase in gross margin of $3.7 million was offset by an increase of $3.6 million in other operating expenses. The significant components of the gross margin increase included:

•	$2.2 million generated by Sandpiper, due to the acquisition in May 2013; and

•	$1.2 million due to natural gas service expansions initiated in late 2012 and 2013.

The increase in other operating expenses was due primarily to: (a) $1.3 million in other operating expenses associated with Sandpiper's operations; (b) $1.0 million in higher payroll and benefits costs to support recent growth and expand the Company's capabilities for future growth; and (c) $881,000 in higher depreciation expense, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity.

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Unregulated Energy

Operating income for the unregulated energy segment for the fourth quarter of 2013 remained unchanged at $4.3 million, compared to operating income for the same quarter in 2012. An increase in gross margin of $2.1 million was offset by an increase in other operating expenses of $2.1 million. The significant components of the gross margin increase included:

•	$907,000 from increased propane retail and wholesale sales;

•	$434,000 in additional gross margin generated from acquisitions completed earlier in 2013; and

•	$316,000 in higher gross margin generated by Xeron due to higher profit on trading activity.

The increase in other operating expenses was due primarily to: (a) $760,000 in additional expenses related to acquisitions completed in 2013; (b) $337,000 in increased incentive bonuses as a result of higher year-to-date financial performance; and (c) $292,000 in additional taxes other than income accrued during the quarter.

Other

The “other” segment, which consists primarily of BravePoint, reported operating income of $56,000 for the fourth quarter of 2013, as compared to $384,000 in the same quarter in 2012. This decline reflected an $185,000 decrease in gross margin and a $143,000 increase in operating expenses.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

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Conference Call
Chesapeake Utilities Corporation will host a conference call on March 7, 2014 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2013. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2013 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.
About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year to Date		Fourth Quarter
For the Periods Ended December 31,	2013	2012	2013	2012
Gross Margin (1)
Regulated Energy	$145,820	$134,806	$39,678	$35,968
Unregulated Energy	45,375	35,912	13,321	11,235
Other	8,276	8,425	2,031	2,216
Total Gross Margin	$199,471	$179,143	$55,030	$49,419

Operating Income
Regulated Energy	$50,084	$46,999	$13,916	$13,848
Unregulated Energy	12,353	8,355	4,340	4,311
Other	297	1,281	56	384
Total Operating Income	62,734	56,635	18,312	18,543

Other Income (loss), net of other expenses	372	271	(41)	59
Interest Charges	8,234	8,747	2,120	2,090
Income Taxes	22,085	19,296	6,468	6,655
Net Income	$32,787	$28,863	$9,683	$9,857

Earnings Per Share of Common Stock
Basic	$3.41	$3.01	$1.01	$1.03
Diluted	$3.39	$2.99	$1.00	$1.02

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the year ended December 31, 2013 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2012 Reported Results	$48,159	$28,863	$2.99
Adjusting for unusual items:
Weather impact (due primarily to significantly warmer-than-normal weather in 2012)	3,399	2,037	0.21
Regulatory recovery of litigation-related costs	1,494	895	0.09
Accrual for additional taxes other than income	(990)	(593)	(0.06)
One-time sales tax expensed by Sandpiper associated with the acquisition	(726)	(435)	(0.04)
	3,177	1,904	0.20
Increased (Decreased) Gross Margins:
Major projects (see Major Project Highlights table)
Contribution from Sandpiper	4,432	2,656	0.27
Service expansions	3,710	2,223	0.23
Higher propane margins	3,163	1,896	0.20
Contribution from other new acquisitions	2,016	1,208	0.12
Other natural gas growth	1,824	1,094	0.11
Propane wholesale marketing	(1,137)	(681)	(0.07)
	14,008	8,396	0.86
Increased Other Operating Expenses:
Expenses from acquisitions	(5,309)	(3,182)	(0.33)
Higher payroll and benefits costs	(2,407)	(1,443)	(0.15)
Increased incentive bonuses	(2,002)	(1,200)	(0.12)
Higher depreciation, asset removal and property tax costs due to new capital investments	(1,555)	(932)	(0.10)
	(11,273)	(6,757)	(0.70)
Net Other Changes	801	381	0.04
Year ended December 31, 2013 Reported Results	$54,872	$32,787	$3.39

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Key variances for the quarter ended December 31, 2013 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter of 2012 Reported Results	$16,512	$9,857	$1.02
Adjusting for unusual items:
Accrual for additional taxes other than income	(292)	(174)	(0.02)
Weather impact (due primarily to significantly warmer-than-normal weather in 2012)	(128)	(77)	(0.01)
	(420)	(251)	(0.03)
Increased Gross Margins:
Major projects (see Major Project Highlights table)
Contribution from Sandpiper	2,234	1,334	0.14
Service expansions	1,210	722	0.07
Contribution from other new acquisitions	461	275	0.03
Other natural gas growth	380	227	0.02
Propane wholesale marketing	316	189	0.02
	4,601	2,747	0.28
Increased Other Operating Expenses:
Expenses from acquisitions	(2,123)	(1,267)	(0.13)
Higher payroll and benefits costs	(1,016)	(606)	(0.06)
Increased incentive bonuses	(739)	(441)	(0.05)
Higher depreciation, asset removal and property tax costs due to new capital investments	(844)	(503)	(0.05)
	(4,722)	(2,817)	(0.29)
Net Other Changes	180	147	0.02
Fourth Quarter of 2013 Reported Results	$16,151	$9,683	$1.00

The following information highlights certain key factors contributing to the Company’s results for the quarter and year ended December 31, 2013:

Major Projects

Acquisition
In May 2013, the Company completed the purchase of the operating assets of ESG. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland PSC. The Company is evaluating the potential conversion of some of these propane systems to natural gas. This acquisition is expected to be accretive to earnings per share in the first full year of operations. The Company generated $2.2 million in additional gross margin and incurred $1.3 million in other operating expenses in the fourth quarter of 2013. For the year ended December 31, 2013, the Company generated $4.4 million in additional gross margin and incurred $3.1 million in other operating expenses.

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Service Expansions
The Company expanded its natural gas transmission and distribution services in Sussex County, Delaware; Cecil and Worcester Counties, Maryland; and Nassau and Indian River Counties, Florida during 2012 and 2013, which generated additional gross margin of $1.5 million in 2013. The same service expansions generated additional gross margin of $284,000 in the fourth quarter of 2013, compared to the same quarter in 2012.
In May 2013, Eastern Shore Natural Gas Company ("Eastern Shore"), the Company's interstate natural gas transmission subsidiary, commenced new short-term transmission services to industrial customers located in New Castle and Kent Counties, Delaware. Eastern Shore provided these services from May to October 2013 using existing system capacity under short-term contracts and generated additional gross margin of $1.4 million in 2013 ($237,000 in the fourth quarter of 2013). Eastern Shore also provided increased interruptible service to one of these industrial customers during 2013, which generated $333,000 of additional gross margin. In November 2013, Eastern Shore completed construction of new facilities and replaced these short-term contracts with long-term service contracts, which generated additional gross margin of $702,000 in 2013. The Company expects these long-term services will generate $4.3 million of annual gross margin. These long-term contracts displace the gross margin generated from short-term contracts, increased interruptible service and an annualized gross margin of $1.1 million from an older contract, which expired in November 2012.
Other Natural Gas Growth

In addition to these service expansions, the natural gas distribution operations on the Delmarva Peninsula and in Florida generated $556,000 and $2.0 million in additional gross margin in the quarter and year ended December 31, 2013, respectively, compared to the same periods in 2012, due to increases in the number of residential, commercial and industrial customers served. These increases are due primarily to a two-percent increase in residential customers on the Delmarva Peninsula, excluding customers added as a part of the Sandpiper acquisition, and an increase in commercial and industrial customers in Florida.
Future Service Expansion Initiatives
In June 2013, Eastern Shore filed an application with the Federal Energy Regulatory Commission ("FERC"), seeking approval to construct a pipeline lateral to an industrial customer facility under construction in Kent County, Delaware. Upon completion of construction of the required facilities, this new service is expected to generate annual gross margin of approximately $1.2 million to $1.8 million. The new facilities include approximately 5.5 miles of lateral pipeline and metering facilities and extend from Eastern Shore's mainline to this new industrial customer facility. The construction of this lateral will not increase the overall capacity of Eastern Shore's mainline system. Service is projected to commence in January 2015.
Eastern Shore also executed a one-year contract with another industrial customer to provide additional 50,000 Dts/d of capacity from April 2014 to April 2015. This short-term contract is expected to generate $1.9 million and $767,000 of gross margin in 2014 and 2015, respectively.

Investing in Growth
The Company continues to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation is in the early stages of natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties, Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of residential customers’ appliances or equipment. The Company has begun the process of reorganizing our Delmarva natural gas distribution operation and expects to increase staffing to support future expansions. Eastern Shore recently completed construction of new facilities to provide additional services to industrial customers on the Delmarva Peninsula and is working on constructing a new lateral pipeline to provide service to a new industrial customer facility in Kent County, Delaware. Eastern Shore is also developing other opportunities to further expand its transmission system, and it also expects to increase its staffing as it continues to expand its facilities and

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service. Finally, to increase the Company's overall capabilities to move growth initiatives forward and to assist in developing additional strategic initiatives for sustained future growth, resources have been added in the Company's corporate shared services departments. During 2013, the Company's payroll and benefits expense increased by $2.4 million, or six percent, compared to 2012 (an increase of $1.0 million, or nine percent, in the fourth quarter of 2013, compared to the same quarter in 2012). The Company expects to make additional investments in human resources, as needed, to further develop its capability to capitalize on future growth opportunities.
Weather and Consumption
Weather was a significant factor in 2013 as temperatures on the Delmarva Peninsula returned to more normal levels from historically warm weather in 2012. The temperatures in Florida continued to be significantly warmer in 2013. The following tables highlight the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the quarter and year ended December 31, 2013 and 2012 and the gross margin variance resulting from weather fluctuations in those periods.

	Year to Date			Fourth Quarter
For the Periods Ended December 31,	2013	2012	Variance from prior year	Q4 2013	Q4 2012	Variance from prior year
Delmarva
Actual HDD	4,638	3,936	702	1,612	1,561	51
10-Year Average HDD ("Normal")	4,454	4,491	(37)	1,582	1,594	(12)
Variance from Normal	184	(555)		30	(33)

Florida
Actual HDD	671	633	38	184	286	(102)
10-Year Average HDD ("Normal")	885	915	(30)	316	327	(11)
Variance from Normal	(214)	(282)		(132)	(41)

Florida
Actual CDD	2,750	2,871	(121)	329	249	80
10-Year Average CDD ("Normal")	2,750	2,756	(6)	260	270	(10)
Variance from Normal	—	115		69	(21)
Gross Margin Variance attributed to Weather

(in thousands)	Year to Date		Fourth Quarter
For the Periods Ended December 31,	2013 vs. 2012	2013 vs. Normal	2013 vs. 2012	2013 vs. Normal
Delmarva
Regulated Energy	$984	$493	$143	$151
Unregulated Energy	3,069	260	390	230
Florida
Regulated Energy	(571)	(1,204)	(323)	(167)
Unregulated Energy	(83)	(316)	(338)	(316)
Total	$3,399	$(767)	$(128)	$(102)

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Propane Prices
Strong retail propane margins throughout 2013 on the Delmarva Peninsula generated $3.2 million in additional gross margin. During the first three quarters of 2013, the Company's average propane inventory costs decreased by 25 percent as a result of lower propane wholesale prices in late 2012 and early 2013, coupled with the execution of the Company's supply plan. This decline in propane costs considerably outpaced a slight decline in retail prices, which were influenced by propane wholesale prices in the local area and other market conditions. The combination of declining costs and sustaining retail prices resulted in higher retail margins during the first three quarters of 2013, compared to the same period in 2012. During the fourth quarter of 2013, average propane wholesale prices in the local area increased by $0.49 per gallon, or 38 percent, as demand for propane significantly increased. In executing its supply plan, the Company benefited from supply diversity and was able to: (a) reduce the impact of this price increase on its average propane inventory cost, and (b) limit the increase in retail prices to its customers, charging considerably less than the wholesale price increase in the local area. As a result, the Company's retail margins did not increase during the fourth quarter of 2013 and did not result in a significant gross margin variance, compared to last year's fourth quarter. Propane retail sales prices are subject to various market conditions, including competition with other propane suppliers as well as the availability and price of alternative energy sources, and may fluctuate based on changes in demand, supply and other energy commodity prices. The level of retail margins sustained during 2013 is not typical and, therefore, is not included in the Company's long-term financial plans or forecasts.
Xeron benefits from price volatility in the propane wholesale market by entering into trading transactions. Xeron experienced a decrease in gross margin of $1.1 million for the year ended December 31, 2013, compared to the same period in 2012, as lower propane wholesale price volatility during the current period resulted in lower profit on executed trades. For the quarter ended December 31, 2013, Xeron's gross margin increased by $316,000, compared to the same quarter in 2012, as higher price volatility in the wholesale market provided opportunities to profit in the fourth quarter of 2013.

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Chesapeake Utilities Corporation and Subsidiaries Major Project Highlights (Unaudited)

Major Projects Initiated (dollars in thousands):
	Annual Gross Margin			Quarterly Gross Margin
Project	2012	2013	2014 (1)	Q4 2012	Q4 2013
Acquisition:
ESG acquisition being served by Sandpiper in Worcester County, Maryland (2)	$—	$4,432	$9,817	$—	$2,234
Service Expansions
Natural Gas Distribution:
Long-term
Sussex County, Delaware	$590	$670	$694	$193	$179
Natural Gas Transmission:
Short-term
New Castle County, Delaware (3) (4) (5)	$868	$398	$1,862	$111	$58
Kent County, Delaware (3)	—	1,158	—	—	193
Total Short-term	$868	$1,556	$1,862	$111	$251
Long-term
Sussex County, Delaware	$1,269	$1,437	$1,725	$345	$402
New Castle County, Delaware (6)	530	1,637	2,964	259	608
Nassau County, Florida	1,540	1,314	1,300	481	321
Worcester County, Maryland	90	417	547	51	124
Cecil County, Maryland	147	926	1,147	147	265
Indian River, Florida	—	350	840	—	210
Kent County, Delaware	—	437	2,660	—	437
Total Long-term	$3,576	$6,518	$11,183	$1,283	$2,367

Total Service Expansions	$5,034	$8,744	$13,739	$1,587	$2,797

Total Major Projects	$5,034	$13,176	$23,556	$1,587	$5,031
(1) The figures provided represent the estimated annual gross margin.
(2) During 2013, we incurred $3.1 million in other operating expenses related to Sandpiper's operation. We expect to incur $6.3 million in other operating expenses in 2014.
(3) Prior to commencing new long-term service using new facilities, we provided a short-term service utilizing the existing system capacity. The short-term service was displaced by the new long-term service.
(4) In addition to providing a short-term service, we also provided interruptible service during 2013, which generated $989,000. Gross margin generated from interruptible service is expected to be displaced by the long-term service starting in November 2013.
(5) Expected gross margin in 2014 includes $1.9 million from a new short-term contract for 50,000 Dts/d for one year, which is expected to begin in April 2014.
(6) Gross margin generated from this service expansion replaces the 10,000 Dts/d contract, which expired in November 2012. This expired contract had annualized gross margin of $1.1 million.

Upcoming Major Projects with Executed Contracts (dollars in thousands):

Project	Estimated Date of New Service	Estimated 2014 Margin	Estimated Annualized Margin
Short-term Natural Gas Transmission Service in New Castle County, Delaware	From Apr-14 to Apr-15	$1,860	$2,629
Long-term Natural Gas Transmission Service in Kent County, Delaware (1)	Starting in Jan-15	$—	$1,200 to $1,800
(1) The estimated gross margin is based upon the precedent agreement entered into by the parties for these services. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions. The construction of this lateral will not increase the overall capacity of the Company's mainline system.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended December 31, 2013 and 2012 (in thousands, except shares and per share data)

	Year to Date		Fourth Quarter
	2013	2012	2013	2012
Operating Revenues
Regulated Energy	$264,637	$246,208	$72,174	$66,163
Unregulated Energy	166,723	133,049	47,445	39,726
Other	12,946	13,245	3,268	3,627
Total Operating Revenues	444,306	392,502	122,887	109,516
Operating Expenses
Regulated energy cost of sales	118,818	111,402	32,497	30,195
Unregulated energy and other cost of sales	126,017	101,957	35,360	29,902
Operations	91,452	82,387	25,576	21,555
Maintenance	7,509	7,423	1,821	1,788
Depreciation and amortization	23,965	22,510	5,894	5,098
Other taxes	13,811	10,188	3,427	2,435
Total operating expenses	381,572	335,867	104,575	90,973
Operating Income	62,734	56,635	18,312	18,543
Other income (loss), net of other expenses	372	271	(41)	59
Interest charges	8,234	8,747	2,120	2,090
Income Before Income Taxes	54,872	48,159	16,151	16,512
Income taxes	22,085	19,296	6,468	6,655
Net Income	$32,787	$28,863	$9,683	$9,857

Weighted Average Common Shares Outstanding:
Basic	9,620,641	9,586,144	9,633,615	9,594,567
Diluted	9,695,630	9,671,507	9,705,420	9,678,771

Earnings Per Share of Common Stock:
Basic	$3.41	$3.01	$1.01	$1.03
Diluted	$3.39	$2.99	$1.00	$1.02

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Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2013	2012
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$691,522	$585,429
Unregulated energy	76,267	70,218
Other	21,002	20,067
Total property, plant and equipment	788,791	675,714
Less: Accumulated depreciation and amortization	(174,148)	(155,378)
Plus: Construction work in progress	16,603	21,445
Net property, plant and equipment	631,246	541,781
Current Assets
Cash and cash equivalents	3,356	3,361
Accounts receivable (less allowance for uncollectible accounts of $1,635 and $826, respectively)	75,293	53,787
Accrued revenue	13,910	11,688
Propane inventory, at average cost	10,456	7,612
Other inventory, at average cost	4,880	5,841
Regulatory assets	2,436	2,736
Storage gas prepayments	4,318	3,716
Income taxes receivable	2,609	4,703
Deferred income taxes	1,696	791
Prepaid expenses	6,910	6,020
Mark-to-market energy assets	385	210
Other current assets	160	132
Total current assets	126,409	100,597
Deferred Charges and Other Assets
Goodwill	4,354	4,090
Other intangible assets, net	2,975	2,798
Investments, at fair value	3,098	4,168
Regulatory assets	66,584	77,408
Receivables and other deferred charges	2,856	2,904
Total deferred charges and other assets	79,867	91,368
Total Assets	$837,522	$733,746

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Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2013	2012
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$4,691	$4,671
Additional paid-in capital	152,341	150,750
Retained earnings	124,274	106,239
Accumulated other comprehensive loss	(2,533)	(5,062)
Deferred compensation obligation	1,124	982
Treasury stock	(1,124)	(982)
Total stockholders' equity	278,773	256,598
Long-term debt, net of current maturities	117,592	101,907
Total capitalization	396,365	358,505
Current Liabilities
Current portion of long-term debt	11,353	8,196
Short-term borrowing	105,666	61,199
Accounts payable	53,482	41,992
Customer deposits and refunds	26,140	29,271
Accrued interest	1,235	1,437
Dividends payable	3,710	3,502
Accrued compensation	8,394	7,435
Regulatory liabilities	4,157	1,577
Mark-to-market energy liabilities	127	331
Other accrued liabilities	7,678	7,226
Total current liabilities	221,942	162,166
Deferred Credits and Other Liabilities
Deferred income taxes	142,597	125,205
Deferred investment tax credits	74	113
Regulatory liabilities	4,402	5,454
Environmental liabilities	9,155	9,114
Other pension and benefit costs	21,000	33,535
Accrued asset removal cost - Regulatory liability	39,510	38,096
Other liabilities	2,477	1,558
Total deferred credits and other liabilities	219,215	213,075
Total Capitalization and Liabilities	$837,522	$733,746

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Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2013				For the Three Months Ended December 31, 2012
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$14,545	$1,119	$5,147	$9,037	$11,455	$1,137	$5,335	$9,682
Commercial	8,108	1,090	7,605	9,271	5,180	1,050	7,031	9,689
Industrial	1,785	1,223	2,822	785	1,613	1,184	3,182	909
Other (1)	4,004	417	1,109	(1,938)	2,936	602	1,712	(1,676)
Total Operating Revenues	$28,442	$3,849	$16,683	$17,155	$21,184	$3,973	$17,260	$18,604

Volume (in Dts for natural gas and MWHs for electric)
Residential	813,727	72,363	285,637	62,699	706,773	83,800	323,942	69,390
Commercial	936,143	347,032	672,818	74,205	811,306	362,627	738,894	80,379
Industrial	1,182,605	2,999,359	920,811	7,940	1,106,856	3,434,638	1,023,992	7,930
Other	19,119	—	96,718	4,538	32,696	—	120,331	(10,855)
Total	2,951,594	3,418,754	1,975,984	149,382	2,657,631	3,881,065	2,207,159	146,844

Average Customers
Residential	61,170	14,027	50,114	23,697	50,009	13,813	48,782	23,690
Commercial	6,451	1,323	4,544	7,405	5,230	1,265	4,510	7,391
Industrial	108	60	1,047	2	102	60	898	2
Other	6	—	—	—	4	—	—	—
Total	67,735	15,410	55,705	31,104	55,345	15,138	54,190	31,083

	For the Year Ended December 31, 2013				For the Year Ended December 31, 2012
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$52,594	$4,576	$21,967	$41,349	$42,452	$4,453	$20,125	$40,814
Commercial	28,445	4,332	32,259	38,430	19,250	3,955	27,376	38,079
Industrial	6,349	4,919	11,278	4,088	5,648	4,834	11,063	7,513
Other (1)	1,869	2,175	(2,730)	(8,917)	886	2,446	1,115	(3,845)
Total Operating Revenues	$89,257	$16,002	$62,774	$74,950	$68,236	$15,688	$59,679	$82,561

Volume (in Dts for natural gas and MWHs for electric)
Residential	3,189,000	324,873	1,217,859	289,745	2,511,444	313,695	1,218,539	292,981
Commercial	3,378,707	1,370,408	2,762,780	309,813	2,717,673	1,334,229	2,806,208	310,004
Industrial	4,169,615	13,454,749	3,688,787	31,120	3,876,693	14,123,510	3,487,931	58,640
Other	69,090	—	(81,723)	18,347	124,063	—	181,566	9,373
Total	10,806,412	15,150,030	7,587,703	649,025	9,229,873	15,771,434	7,694,244	670,998

Average Customers
Residential	60,685	13,970	50,086	23,742	49,639	13,783	48,603	23,670
Commercial	6,445	1,299	4,605	7,407	5,212	1,253	4,528	7,394
Industrial	110	58	947	2	103	56	833	2
Other	5	—	—	—	5	—	—	—
Total	67,245	15,327	55,638	31,151	54,959	15,092	53,964	31,066

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Worcester County NG Distribution (Sandpiper) is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.